Exhibit 99.1

                                Contact:  Media Relations    Investor Relations
                                          Ray O'Rourke       William Pike
                                          212-761-4262       212-761-0008

[Logo Omitted]                                           For Immediate Release
Morgan Stanley




     Morgan Stanley expects its 2005 second quarter earnings per diluted share to be approximately 15 - 20% below second quarter 2004 earnings

     NEW YORK, June 13, 2005 -- Morgan Stanley (NYSE: MWD) today announced it currently expects its 2005 second quarter earnings per diluted share to be approximately 15 - 20% below second quarter earnings per diluted share in 2004 of $1.10. The results were primarily driven by the weakened market conditions that the company had previously announced. The company is still in the process of preparing second quarter financial statements and it is currently not anticipating a change in the Coleman litigation reserve.

     The company will hold an analyst conference call today at 10:30 am (ET). Live audio of the conference call will be available on the Morgan Stanley website at www.morganstanley.com or by dialing 1-888-481-3045 (passcode 20488181) in the United States. International callers dial 1-617-786-1988 (passcode 20488181). A playback of the call will be available today at the same website address. To listen to the playback dial 1-888-286-8010 (passcode 94052075) within the United States or 1-617- 801-6888 (passcode 94052075) internationally.

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     This release contains forward-looking statements. These statements reflect management's beliefs and expectations and are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of the risks and uncertainties that may affect the Company's future results, please see "Forward-Looking Statements" immediately preceding Part I, Item 1, "Competition" and "Regulation" in Part I, Item 1, and "Certain Factors Affecting Results of Operations" under "Management's Discussion and Analysis

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     of Financial Condition and Results of Operations" in Part II, Item 7 of
     the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2004 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2005.

     Morgan Stanley (NYSE: MWD) is a global financial services Firm and a market leader in securities, investment management, and credit services. With more than 600 offices in 28 countries, Morgan Stanley connects people, ideas and capital to help clients achieve their financial aspirations.

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